December 14, 2004

DANIEL LAIKIN
DOUGLAS BENNETT
NATIONAL LAMPOON
10850 Wilshire Blvd., Suite 1000
Los Angeles, CA 90024

VIA E-Mail

          RE:   NATIONAL LAMPOON CLUBHOUSE;

Gentlemen:

Here are the revisions as of our meeting earlier today with regards to  “CLUBHOUSE”-- a live action feature film division targeted at “tweens” and specializing in National Lampoon styled pre-teen comedies.  Provided we keep the budgets in line and adhere to our discussed formula, there appears to be minimal downside with a potentially healthy upside—and I look forward to developing the “CLUBHOUSE” brand along with yourself and the National Lampoon family.

As per our discussions, here is are the significant dealpoints:

1)

National Lampoon and Majestic Entertainment, Inc. (a Nevada Sub S Corp.) will enter into a Joint Venture Agreement for the purpose of forming “NATIONAL LAMPOON CLUBHOUSE”. The new entity will be owned 50/50 between National Lampoon and Majestic.

2)

CLUBHOUSE will develop and commence production on three (3) live action full length (not less than ninety minutes) feature films per year, beginning in 2005.  The films will be broad comedies targeted at the “tweens” market demographic, with the ratings of said films intended to be PG (but in no event anything that exceeds PG-13).

Clubhouse films will be budgeted at between $1,250,000 to $1,500,000 each.  In the event any proposed Clubhouse feature film will cost in excess of $1,500,000, both National Lampoon and Majestic Entertainment must jointly agree in writing prior to the commencement of production.

3)	All Clubhouse film concepts and storylines must be jointly approved by both Lorenzo Doumani and National Lampoon. It is hereby agreed by the parties that the first three concepts will be as follows:

a)	“TRICK or TREAT”: A thirteen year old boy is grounded on Halloween, having to spend it at home babysitting his younger brother and sister. Little

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do they know the old Hollywood mansion they’ve just moved into is really haunted, complete with a secret passage that leads them on a wild “Scooby Doo” type adventure through the L.A. underground.
b)

“PET PATROL”: When their quaint suburban neighborhood falls victim to a series of bizarre burglaries, the neighborhood kids and their pets decide to fight back in this animal crime caper that will have you howling.

c)

“MOTORMOUTH”:  For his 13th birthday, Davey Dodge  is given a seemingly impossible gift by his crackpot inventor grandfather; a talking car—that just won’t shut up.  Though he’s too young for a license and doesn’t even know how to drive, Davey and his talking car embark on a a crazy “Cody Banks”/”Spy Kids” type adventure that proves to be one wild ride.

4)

The initial funding contribution shall be *** of the budget of the first film (anticipated to be ***)or approximatey ***—plus an additional *** in start-up costs (logo, artwork, script development, etc.).  Thus, the total initial investment should be approximately ***, or *** each.

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

5)	***

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

6)	Clubhouse shall set up an output deal for the “Clubhouse” with a major U.S. studio for DVD/Video and Television distribution, with said deal requiring unanimous approval of the Clubhouse Officers.

7)

International Sales shall be handled by Majestic Entertainment, with direct market and sales costs (AFM, Cannes, sales agent, etc.)  paid directly by Clubhouse. It is hereby expressly agreed that any sales fees/commissions shall in no event exceed 10% of sales revenues.

8)

Lorenzo Doumani shall serve as President of “Clubhouse”, while National Lampoon may designate any of its major shareholders and/or officers as Secretary/Treasurer of “Clubhouse”.  For serving as President, Doumani shall, effective January 1, 2005,  receive a salary of $7,500 per month, with said salary deferred until Clubhouse is able to pay salary from cash flow (anticipated to be July of 2005).

9)	National Lampoon shall provide office space, secretarial support, accounting and bookkeeping, and production support staff (corporate in-house only) for Clubhouse.

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 For these services, National Lampoon shall receive a flat fee of $6,000 per month, with said fee of $6,000 per month deferred until such time that Doumani begins receiving his salary as President (see #8 above).

10)

National Lampoon and Majestic Entertainment shall each receive an Executive Producer’s fee equal to eigh percent (8%) of the gross received revenues of each film produced under the “Clubhouse” banner.  It is expressly understood that both National Lampoon and Majestic Entertainment may jointly agree to defer said fees at their discretion.

11)	The Writer, Producer, and Director fees shall be a combined one hundred thousand dollars ($100,000) for each film, with the distribution being as follows:

a)	Producer $37,500	b)	Director $37,500	c)	Story & Screenplay $25,000

It is hereby agreed that Lorenzo Doumani, at his sole option and discretion, shall have the right to either produce or direct any and all films made by Clubhouse for the duration of this Agreement.
12)

As funds are received by Clubhouse they shall be reinvested into future films.  Once there are sufficient funds for the company to function debt free, then profit distributions will be made in accordance to ownership percentages.

13)	***

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

14)

In the event this agreement is terminated of dissolved, National Lampoon shall retain sole and exclusive ownership of the National Lampoon trademark and logo, while Majestic Entertainment shall retain sole ownership of the Clubhouse trademark, logo and animated logo (without the National Lampoon name).

15)

In the event the parties mutually decide to terminate this Agreement, then all outstanding bills will be paid and the remaining funds distributed as per this Agreement.  All future revenues received would be distributed per the terms set forth in this agreement as well.  Once there is no remaining business or revenues, then National Lampoon Clubhouse, Inc. would be dissolved, with any remaining assets distributed as per this agreement.

16)	This document constitutes the entire Agreement between the parties.

Respectfully submitted,	Agreed & Accepted,
/s/ Douglas S. Bennett
/s/ LORENZO DOUMANI	on behalf of
NATIONAL LAMPOON

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